EXHIBIT 5.1

411 E. Bonneville Ave Unit#150 Las Vegas • NV • 89101 Tel (702) 520-8888 | Fax (702) 935-5888

November 24, 2025

Hillhouse Frontier Holdings Inc.

20955 Lycoming St, Suite 201

Diamond Bar, California 91789

Ladies and Gentlemen:

We have acted as Nevada counsel to Hillhouse Frontier Holdings Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-1 (File No. 333-288808) (the “Registration Statement”), including the preliminary prospectus contained therein (the “Prospectus”), filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offering of (i) 1,250,000 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Firm Shares”), and (ii) up to 187,500 additional shares of Class A Common Stock subject to the underwriters’ option to purchase additional shares ( together with the “Firm Shares”, the “Offer Shares”)), all pursuant to the Underwriting Agreement by and among the Company and Cathay Securities, Inc., as representative of the underwriters (the “Underwriting Agreement”).

In connection with this opinion, we have examined originals or copies of (i) the Registration Statement (including the Prospectus), (ii) the Company’s Articles of Incorporation and Bylaws, each as amended to date, (iii) the form of Underwriting Agreement filed as an exhibit to the Registration Statement, and (iv) such other records, certificates and documents as we have deemed necessary or appropriate. We have relied upon certificates and statements of public officials and of officers and representatives of the Company.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

The Offer Shares have been duly authorized by all necessary corporate action of the Company and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We express no opinion as to any laws other than the corporate laws of the State of Nevada.

This opinion is given as of the date hereof, and we undertake no obligation to update this opinion for events or circumstances occurring after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Yao Wen, Esq.

/s/ Wendot Law Group, Ltd.